                        U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING


                                                        SEC File Number 0-30252
                                                                        -------
                                                        CUSIP Number __________

Form 10-Q

For Period Ending: 3/31/00

-------------------------------------------------------------------------------

PART I: REGISTRANT INFORMATION

-------------------------------------------------------------------------------

Full Name of Registrant: BioLabs, Inc. ("BILB")

Address of Principal Executive Office: 1A-3033 King George Highway Surrey, B.C. Canada V4P 1B8, (604) 542-0820

-------------------------------------------------------------------------------

PART II: RULES 12b-25(b) AND (c)

-------------------------------------------------------------------------------

The subject quarterly report on Form 10-Q is being filed herewith.

-------------------------------------------------------------------------------

PART III: NARRATIVE

-------------------------------------------------------------------------------

The Registrant timely completed its 10-Q for the period ended March 31, 2000. Filing yesterday was delayed by transmission errors to the printer for Edgarizing format. The filing was made yesterday but accepted as of this morning.

-------------------------------------------------------------------------------

PART IV: OTHER INFORMATION

-------------------------------------------------------------------------------

(1) Name and telephone number of person(s) to contact in regard to this notification

    Larry Pasemko                                            (604) 542-0820

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                /X/ Yes  / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


    Not applicable.

BIOLABS, INC.
(Name of Registrant specified by charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 16, 2000


                                      BIOLABS, INC.


                                      By: /s/ Larry Pasemko
                                          -----------------
                                          Larry Pasemko
                                          Vice President


                                      -3-